BULLETIN
                         PROXY ISSUE
   The ESOP Search Committee
  requests your support in favor of
  amending the governance to allow for
  qualified people over 65 years of age
  to represent the ESOP on the Weirton
  Steel Board of Directors.

     Having gone through two searches for a STEEL PERSON to serve on the Board and Represent the Members of the ESOP, We have found a limited amount of qualified candidates. We recently lost Joe Nowak, a retired steel person and a person that was thought highly of by both Management and Union officials, as our representative because of age. We found Len Wise, another retired steel person, to represent us on the Board and we will lose Mr. Wise at the end of his first term because of his AGE. To end this cycle of losing GOOD people to represent the interest of the ESOP we must consider this Issue in a positive light.
     Please vote your proxies IN FAVOR OF THE CHANGE IN
  GOVERNANCE DEALING WITH THE 65 YEARS OF AGE
  LIMIT.

  The change on this issue is supported by the Members of the Weirton Steel Board of Directors and the Full ESOP search
                          Committee.

                                Respectfully Submitted by:
  Duke Provenzano- Hourly Search Member
  Dan Thomas - Retiree Search Member
  Jack Hatala-  Salary Search Member
  Jim Debarr - Hourly Search Member
  Tim Reinard - Salary Search Member